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                        [PRESTON GATES & ELLIS LLP LETTERHEAD]


                                                                   EXHIBIT 5.1


                                  June 6, 1997


Western Wireless Corporation
2001 NW Sammamish Road
Issaquah, Washington 98027

        Re:     Registration Statement on Form S-8 of Western Wireless
                Corporation

Ladies and Gentlemen:

        We have acted as counsel to Western Wireless Corporation (the "Company") in connection with the filing of the above-referenced registration statement (the "Registration Statement") relating to the registration of 500,000 shares (the "Shares") of Class A Common Stock, no par value per share, of the Company, issuable pursuant to the terms of the Company's 1997 Executive Restricted Stock Plan (the "Plan"). In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, the Plan, minutes of appropriate meetings, and such other matters we deemed appropriate.

        Based on this review, it is our opinion that: (1) the Company is duly incorporated and validly existing under the laws of the state of Washington; and (2) the Shares, when issued pursuant to the provisions of the Plan, will be legally issued, fully paid and non-assessable under the Washington Business Corporation Act.

        We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                Very truly yours,

                                PRESTON GATES & ELLIS LLP

                                /s/ G. SCOTT GREENBURG

                                By G. Scott Greenburg